Exhibit 99.1

[LOGO] VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED Contacts:	Vincent J. Milano
Vice President, CFO and Treasurer
VIROPHARMA INCORPORATED
Phone (610) 321-6225

Kori Beer
Director, Corporate Communications
VIROPHARMA INCORPORATED
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter Financial Results

Exton, PA, May 7, 2003—VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the quarter ended March 31, 2003.

For the quarter ended March 31, 2003, ViroPharma reported a net loss of $6.8 million compared to a net loss of $21.5 million for the same period in 2002. Net loss per share for the quarter ended March 31, 2003 was $0.27 per share, basic and diluted, compared to $0.95 per share, basic and diluted, for the same period in 2002.

The Company’s loss from continuing operations for the quarter ended March 31, 2003 decreased to approximately $6.8 million from a loss of approximately $19.4 million for the same period in 2002. During the first quarter of 2003, the Company purchased $5.0 million of face value of its outstanding 6% convertible subordinated notes due 2007 for $2.1 million, resulting in a gain of approximately $2.8 million after the write-off of $0.1 million in related deferred financing costs. Loss per share from continuing operations for the quarter ended March 31, 2003 was $0.27 per share, basic and diluted, compared to a loss per share from continuing operations of $0.86 per share, basic and diluted, in the same period in 2002.

Revenues were approximately $0.2 million for the quarter ended March 31, 2003 compared to approximately $0.5 million during the same period in 2002. In the first quarter of 2003, primarily all of the revenue is related to the recognition of deferred revenue from advance payments under ViroPharma’s collaboration agreement with Wyeth Pharmaceuticals. In the first quarter of 2002, ViroPharma recognized $0.3 million of deferred revenue from advance payments received under the Company’s co-promotion and co-development agreement with Aventis Pharmaceuticals Inc., and $0.2 million under its collaboration agreement with Wyeth.

Research and development expenses decreased approximately $7.8 million to $5.7 million in the first quarter of 2003 from $13.5 million in the first quarter of 2002. During the first quarter of 2003, the Company’s primary research and development activities were focused on a phase 1 study with its lead product candidate for the treatment of hepatitis C, clinical and regulatory research related to its lead anti-picornavirus agent, Picovir® (pleconaril), for the treatment of serious and life-threatening diseases caused by enteroviral infections, preclinical activities related to developing an intranasal formulation of Picovir® for the treatment of the common cold and discovery research. The Company does not expect to fund any additional significant clinical development of Picovir® for the treatment of the common cold without a new partner. In the first quarter of 2002, the Company’s primary research and development focus related to Picovir® for the treatment of the common cold in adults, including manufacturing validation batches of Picovir® and conducting clinical trials in other common cold indications and in respiratory syncytial virus disease.

During the quarter ended March 31, 2003, the Company had no marketing expenses. During the same period in 2002, the Company incurred $3.2 million in marketing expenses related to Picovir® as a result of the joint marketing efforts of Aventis Pharmaceuticals Inc. and the Company.

General and administrative expenses for the quarter ended March 31, 2003 of approximately $2.3 million decreased $0.1 million from $2.4 million in the same period in 2002. This decrease was primarily due to a reduction in personnel related costs. During the first quarter of 2003, the Company spent $0.2 million on business development activities for which comparable activities were not performed during the same period in 2002.

Interest income for the quarter ended March 31, 2003 of $0.3 million decreased by $1.8 million when compared to interest income of $2.1 million during the same period in the prior year. This decrease in interest income is due to lower invested balances and lower interest rates. Interest expense for the quarter ended March 31, 2003 decreased $0.8 million to $2.1 million. This decrease in interest expense is due to the repurchase of $50.1 million of face value of the Company’s outstanding 6% convertible subordinated notes due 2007 in the second half of 2002 and first quarter of 2003.

During the third quarter of 2002, ViroPharma terminated its co-promotion and co-development agreement with Aventis Pharmaceuticals Inc., discontinued its sales operations and sold its sales force to Aventis. The Company had no income or loss from discontinued sales operations for the quarter ended March 31, 2003 compared to a loss of approximately $2.0 million for the same period in 2002. Costs associated with the discontinued sales operations for the same period in 2002 related primarily to sales force start-up activities and the detailing of two of Aventis Pharmaceuticals Inc.’s products. The loss from discontinued sales operations for the quarter ended March 31, 2002 is net of $6.0 million in detailing fees received by ViroPharma for detailing activities during that period. Basic and diluted loss per share from discontinued sales operations for the quarter ended March 31, 2002 was $0.09 per share.

As of March 31, 2003, ViroPharma had approximately $144.7 million in cash, cash equivalents and short-term investments.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in hepatitis C, and also is pursuing clinical development activities to treat diseases caused by picornavirus infections. The Company’s lead HCV compound is in human clinical trials, and the Company is considering the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections.

The statement in this press release that the Company does not expect to fund any additional significant clinical development of Picovir® for the treatment of the common cold without a new partner is a forward-looking statement. While this statement reflects the Company’s current expectations, the Company’s plans may change over time. Investors are encouraged to review a discussion of the risks faced by the Company in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three-months ended March 31,
	2003	2002
Revenue	$202	$538

Continuing operating expenses incurred in the development stage:
Research and development	5,666	13,520
Marketing	—	3,215
General and administrative	2,348	2,437

Total operating expenses	8,014	19,172

Gain on repurchase of debt	2,805	—
Interest income	306	2,116
Interest expense	2,146	2,911

Loss from continuing operations	(6,847)	(19,429)
Discontinued operations:
Loss from discontinued sales operations	—	(2,048)

Net loss	$(6,847)	$(21,477)

Basic and diluted loss per share from continuing operations	$(0.27)	$(0.86)

Basic and diluted loss per share from discontinued sales operations	$—	$(0.09)

Basic and diluted net loss per share	$(0.27)	$(0.95)

Shares used in computing per share amounts:
basic and diluted	25,727	22,675

Consolidated Balance Sheets:

(in thousands)

	March 31, 2003	December 31, 2002
Cash, cash equivalents and short-term investments	$144,683	$158,282
Working capital	142,133	152,772
Total assets	158,552	173,531
Long-term obligations	129,900	134,908
Total stockholders’ equity	21,320	27,811